SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2012

GREENCHOICE INTERNATIONAL, INC.

(Exact name of Company as specified in its charter)

Nevada	333-167879	42-1771342
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2248 Meridian Blvd, Ste H Minden, Nevada 89423
(Address of principal executive offices)
Phone: (775) 743-6624
(Company’s Telephone Number) GREENCHOICE INTERNATIONAL, INC. 527 78th Ave, NW, Calgary Alberta, Canada (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

. Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

. Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

GREENCHOICE INTERNATIONAL, INC.

Form 8-K

Current Report

Item 5.02.

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Merlyn Kirk resigned from all positions with the Company effective as of August 3, 2012, including the sole member of the Company’s Board of Directors and the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 3, 2012, Mr. Antonio Martinez Guzman was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

The biography for Mr. Antonio Martinez Guzman is set forth below:

Antonio Martinez Guzman has over 30 years of sales and managerial experience. He studied law for three years at the Granada University, where he specialized in labor relations. From 2002 – 2004 Mr. Guzman was a sales manager for MELCO, S.L. an office furniture distributor in Seville, Spain, his duties while manager included developing business plans, and monitoring the performance and development of the account executives. From 2005 until 2006, Mr. Guzman was the human resources adviser for the company Human Resources & Personnel S.L. in Malaga Spain, Mr. Guzman’s responsibilities at this firm were providing assistance to management and staff on human resource policies, procedures, and enterprise agreements. In 2007 Mr. Guzman accepted a position as managing director with Vecinos De Benalmadena, S.L., a local newspaper in Malaga, Spain, while with the newspaper Mr. Guzman was responsible for the commercial aspects and the overall business policy of the newspaper. From 2010 to present, Mr. Guzman has maintained a consulting relationship with the newspaper. In light of Mr. Guzman’s education and past experience in small business management and sales, the Board of Directors appointed Mr. Guzman as President, Secretary, Treasurer and Director of the Company.

Item 8.01.

OTHER EVENTS

On July 31, 2012, Board of Directors of the Company authorized a change of address, the new address is:

Greenchoice International, Inc.

2248 Meridian Blvd, Ste H

Minden, Nevada 89423

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENCHOICE INTERNATIONAL, INC.

Date: August 8, 2012 By: /s/ Antonio Martinez Guzman

Antonio Martinez Guzman

President & CEO